Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of February 10, 2021 is between IGM Biosciences, Inc., a Delaware corporation (the “Company”) and George Gauthier (“Executive”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.Employment; Term of Employment.  The Company hereby employs Executive effective as of April 12, 2021 (the “Effective Date”), and Executive hereby accepts such employment with the Company, upon all the terms and conditions set forth below. The term of Executive’s employment under this Agreement shall continue from the Effective Date until terminated in accordance with this Agreement (the “Employment Term”).

The Company and Executive acknowledge that Executive’s employment is at will and can be terminated by either party at any time upon written notice, with or without Cause (as defined below).

2.Duties.

(a)Position.  The Company shall employ Executive in the position of Chief Commercial Officer.

(b)Duties and Responsibilities.  Executive shall perform the duties and responsibilities customary for the position set forth above and such other related duties as are lawfully assigned by the Company.  Executive shall devote Executive’s full professional efforts and time to the Company.  By signing this Agreement, Executive confirms that Executive has no contractual commitments or other legal obligations that would prohibit Executive from performing the duties set forth herein.

3.Compensation.

(a)Base Salary.  The Company shall pay Executive salary at the annualized rate of US $400,000.00, less payroll deductions and required withholdings (“Base Salary”).   Base Salary shall be paid periodically in accordance with normal Company payroll practices.

(b)Bonus.  For the Company’s 2021 fiscal year (and subsequent years, subject to Board or Compensation Committee approval), Executive shall be eligible to receive a target discretionary prorated bonus (the “Bonus”).  For the Company’s 2021 fiscal year, the discretionary Bonus target is 40% of Base Salary earned by Executive during the fiscal year.   The amount and payment of such Bonus, if any, shall be determined by the Company based on achievement of performance objectives to be determined by the Company in its sole and absolute discretion.  If payable, the Bonus shall be paid in accordance with the Company’s Executive Incentive Compensation Plan.  Unless determined otherwise by the Board or Compensation Committee, as applicable, any such bonus will be subject to Executive’s continued employment through and until the date of payment.  Executive’s annual bonus opportunity and the applicable terms and conditions may be amended from time to time or terminated by the Company in its sole discretion in accordance with the provisions of the Company’s Executive Incentive Compensation Plan.

(c)Option Grant.  Subject to the approval of the Board of Directors of the Company (or the applicable committee thereof), the Company will grant Executive a stock option (the “Option”) under the Company’s equity compensation plan to purchase 40,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant of the Option.  The Option will become exercisable (or “vest”) as to twenty-five percent (25%) of the shares on the first anniversary of the Effective Date, provided that Executive’s service with the Company has not terminated prior to such anniversary date. No shares shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining shares shall vest and become exercisable over the following 36 months in equal monthly installments for each month of Executive’s continuous service with the Company.  The Option will be subject to documentation including the Company’s customary terms.  In addition, any transactions involving our shares by Executive will be subject to the Company’s Insider Trading Policy.

(d)Employee Benefits.  Executive shall be eligible to participate in any employee benefits plans and executive compensation programs maintained by the Company applicable to similarly situated executives of the Company, including health and disability insurance and vacation.  Such eligibility shall be subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.  The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

4.Severance Benefits.  As of the Effective Date, Executive will be eligible to participate in the Company’s Change in Control and Severance Policy (the “CIC/Severance Policy”), a copy of which has been provided to Executive separately. The CIC/Severance Policy and the participation agreement under the CIC/Severance Policy, which specify the severance payments and benefits Executive may become entitled to receive in connection with certain qualifying terminations of Executive’s employment with the Company, may be changed by the Company at any time in its sole discretion.

5.Non-Assignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company’s prior written consent; provided, however, that nothing in this subparagraph shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

6.Confidentiality; Assignment of Inventions; Policies.  Executive shall be subject to all terms set out in the Company’s standard form Employee Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) to be executed concurrently herewith. Executive further agrees not to disclose the terms of this Agreement without the express approval of the Company, except as required by applicable law.  As an employee of the Company, Executive will be expected to abide by the Company’s policies as communicated to Executive from time to time.

7.Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets may assume the obligations under this Agreement and agree to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7 or which becomes bound by the terms of this Agreement by operation of law.

8.Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.

9.Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business, and if to Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party hereto.

10.Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.Severability.  If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.

12.Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

13.Entire Agreement; Modifications.  This Agreement, together with the confidentiality and assignment of inventions agreement referenced in Section 6, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written between the parties hereto with respect to the subject matter hereof.  This Agreement may be modified or amended only by an instrument in writing signed by both parties.

14.Employment and Income Taxes; Advice; Eligibility.  All payments made pursuant to this Agreement will be subject to withholding of employment taxes.  Executive is responsible for understanding the tax consequences of this Agreement and is not relying on the Company or its representatives for tax advice.  As required by law, Executive’s employment with the Company is also contingent upon Executive providing legal proof of his identity and authorization to work in the United States.

15.Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between Executive and the Company, as applicable, will in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

16.Proof of Identity and Authorization.  As required by law, Executive’s employment with the Company is also contingent upon Executive providing legal proof of identity and authorization to work in the United States.  Executive must provide such documentation to the Company within three (3) business days of date of hire as a condition of this offer and of Executive’s employment.  Executive’s failure to comply with this condition gives the Company the right to revoke this offer or immediately terminate its employment relationship with Executive.

IN WITNESS WHEREOF the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

IGM BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Fred Schwarzer
Fred M. Schwarzer, Chief Executive Officer

EXECUTIVE
/s/ George Gauthier
George Gauthier

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